OPTION AND ROYALTY SALES AGREEMENT AND ESCROW INSTRUCTIONS
(Royalty Right)

THIS OPTION AND ROYALTY SALES AGREEMENT AND ESCROW INSTRUCTIONS (Agreement) is made and entered into effective this 24 day of January, 2008 (Effective Date), by and between LESLEY OBERBILLIG SCHWAB, a single person dealing in her sole and separate property; CAROL A. OBERBILLIG, a single person dealing in her sole and separate property; JANELLE S. OBERBILLIG, a married woman dealing in her sole and separate property; TRACY JOY BURLEIGH, a single person dealing in her sole and separate property; ALYSON DAWN SCHISEL, a married woman dealing in her sole and separate property; RONALD M. OBERBILLIG, a married man dealing in his sole and separate property; KAREN LAURINE ROWE, a married woman dealing in her sole and separate property; KELLY L. OBERBILLIG, a married man dealing in his sole and separate property; BARBARA A. HAWLEY, a single woman dealing in her sole and separate property; NELL H. HAWLEY, a single woman dealing in her sole and separate property; VICTORIA HAWLEY and JESS B. HAWLEY III, as the two Co-Trustees of the Article 5 Bypass Trust u/w Jess B. Hawley, Jr.; HAWLEY TROXELL ENNIS & HAWLEY, LLP, an Idaho limited liability partnership; GBSS HOLDING CO., LLC., an Idaho limited liability company; ZY, LLC, an Idaho limited liability company (Collectively, Seller), and GOLD CREST MINES, INC., a Nevada corporation (Buyer).

RECITALS

A. Seller is the owner of a royalty right in real property located in Valley County, Idaho. The royalty right is more particularly described below and is herein called the "Royalty Right":

> The right, title and interest retained and reserved by United Mercury Mines Company, an Idaho corporation (United), under that certain Conveyance, Royalty Agreement, and Option (Royalty Agreement) dated December 31, 1941, between United Mercury Mines Company and Bradley Mining Co., a California corporation (Bradley), which was recorded in the office of the Valley County Recorder, Valley County, State of Idaho, January 30, 1942, in Book 20 of Deeds at Page 510, together with the five percent (5%) royalty interest in all net smelter returns, net revenue and net mint returns which Bradley covenanted, promised and agreed to pay to United under that Agreement as therein defined for the term of years therein set forth.
>
> TOGETHER with all rights of United in that certain Certificate executed by Bradley dated February 20, 1942, which was recorded as Instrument No. 28991, records of the Valley County Recorder, Valley County, Idaho (Certificate). Under the Certificate, Bradley certified and declared that the property described in the Certificate is to be held subject to all of the covenants, terms and conditions set forth in the Royalty Agreement.

(An amendment to Conveyance, Royalty Agreement and Option was entered into January 1, 1985, by Harlow H. Oberbillig, as administrator of the Estate of J. J. Oberbillig, the successor in interest to United and Bradley Mining Company, which was recorded as Instrument No. 141291, records of the Valley County Recorder, Valley County, Idaho. That amendment provided that in the event

the amended mining lease and agreement entered into January 1, 1985, between Bradley and Hecla Mining Company was no longer in effect, that amendment was also to be no longer of force or effect. That amended lease is no longer in any force or effect.)

B. Buyer desires to acquire from Seller an option to buy the Royalty Right upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the sums to be paid by Buyer to Seller and the mutual covenants and conditions herein contained, the parties hereto agree as follows:

ARTICLE 1
DEFINITIONS

As used in this Agreement:

1.1 "Agreement" shall mean this document and the rights, duties and obligations of the parties set forth in this document, and the words "herein", "hereof", "hereunder" and words of similar import shall refer to this Agreement.

1.2 "Closing" shall refer to the event whereby the parties shall effectuate the purchase and sale of the Royalty Right contemplated by the terms and conditions of this Agreement. The parties agree that the Closing shall be held at the offices of AmeriTitle (the Closing Agent), located in Cascade, Idaho.

1.3 "Closing Date" shall refer to the date on which title of the Royalty Right transfers to Buyer as more particularly provided herein.

1.4 "Purchase Documents" shall refer for convenience to the other documents, instruments and agreements referred to herein to be executed by the parties or either of them.

ARTICLE 2
OPTION

2.1 Grant of Option. In consideration of the sum of FOUR HUNDRED THOUSAND AND NO/100 DOLLARS ($400,000.00) to be paid by Buyer to the Closing Agent, Seller hereby grants to Buyer the exclusive option to purchase the Royalty Right. Upon the execution of this Agreement and the delivery of the original of this Agreement to the Closing Agent, the $400,000.00 paid for this Option shall be delivered by the Closing Agent to Seller.

2.2 Expiration Date. This Option shall expire at midnight, August 15, 2008.

2.3 Notice of Exercise. Should Buyer desire to affirmatively exercise the option and elect to purchase the Royalty Right, Buyer shall signify such election by written notice thereof delivered to Seller and the Closing Agent on or before midnight, August 15, 2008.

Notice of exercise shall be given to the Seller and to the Closing Agent in the manner set forth in Section 13.6. If notice of exercise of the Option is timely and properly made, then the purchase of the Royalty Right and the Closing of this Agreement shall be made in accordance with the remaining terms and conditions of this Agreement. The initial option money paid on execution of this Agreement by Buyer to the Closing Agent shall apply to the Purchase Price. If the Buyer

fails to timely exercise the Option this Agreement shall terminate and be of no further force or effect and Buyer shall have no right, title or interest in the Royalty Right.

ARTICLE 3
PURCHASE PRICE AND PAYMENT

3.1 Purchase Price. The Purchase Price to be paid for the Royalty Right shall be the sum of ONE MILLION SIX HUNDRED FORTY-TWO THOUSAND FOUR HUNDRED EIGHTY AND NO/100 DOLLARS ($1,642,480.00) (Purchase Price) which shall be paid to Seller as follows:

(a) $400,000.00 shall be paid in cash at the Closing; and

(b) The balance of the Purchase Price, $842,480.00, after the credit of the $400,000.00 paid as the consideration for granting this Option shall be paid in accordance with the terms and conditions set forth in the Promissory Note, a copy of which is attached as Exhibit A and is incorporated herein as if set out in full. Interest shall accrue on the Promissory Note at the rate of six percent (6%) per annum commencing on the Closing Date with annual payments of principal plus accrued interest of $200,000.00 due on the same day of the month as the Closing Date commencing one (1) year from the Closing Date and on the same day and month of each year thereafter with the balance due on the same day and month as the Closing Date in the year 2013. The Promissory Note shall be secured by a Mortgage. A copy of the Mortgage is attached as Exhibit B and is incorporated herein as if set out in full. The original of the Promissory Note and the original of the Mortgage shall be executed by the Buyer at the Closing.

ARTICLE 4
TITLE AND DEED

4.1 Title. Seller represents and warrants to Buyer that merchantable title to the Royalty Right is in Seller.

4.2 Warranty Deed. Upon the Closing of this Agreement, Seller shall execute and deliver to the Buyer a Warranty Deed to the Royalty Right. A copy of the Warranty Deed is attached hereto as Exhibit C and is incorporated herein as if set out in full. . Each of the individual Sellers only represents and warrants that they hold fractional interests (expressed as a percentage) in the Royalty Right only to the extent listed below:

Name	Royalty Interest
Lesley Oberbillig Schwab	28.333333333
Carol A. Oberbillig	14.166666668
Janelle S. Oberbillig	7.083333333
Tracy Joy Burleigh	3.541666667
Alyson Dawn Schisel	3.541666666
Ronald M. Oberbillig	9.444444444
Karen Laurine Rowe	9.444444445
Kelly L. Oberbillig	9.444444444
Barbara A. Hawley	2.250000000
Nell H. Hawley	1.125000000
Victoria Hawley and Jess B. Hawley III, as the two co-trustees of the the Article 5 Bypass Trust u/w Jess B. Hawley, Jr.	1.125000000

HAWLEY TROXELL ENNIS & HAWLEY, LLP	3.000000000
GBSS HOLDING CO., LLC	3.750000000
ZY, LLC	3.750000000
Total	100.000000000

ARTICLE 5
INTERLOCKING OPTIONS

5.1 Interlocking Options. Notwithstanding anything in this Agreement to the contrary, the entry of this Agreement is conditioned upon the simultaneous execution of another Option (Land Purchase Option) to be entered into by the Personal Representative of the Estate of J. J. OBERBILLIG as the seller and the Buyer herein as the purchaser whereby that seller has agreed to grant to Buyer an Option to acquire certain real property which lies in the general vicinity of the land which is subject to the Royalty Right. Most of the persons interested in the Land Purchase Option are also interested in the Estate of J.J. Oberbillig .

The parties also agree that the Buyer cannot exercise this Option without also simultaneously exercising the Land Purchase Option and cannot Close the purchase of the Royalty Right without simultaneously Closing on the purchase under the Land Purchase Option. Also, a default under this Agreement will constitute a default under the Land Purchase Option and a default under the Land Purchase Option will also constitute a default under this Option. To remedy a default under either Option will also require the party to remedy a default under the other Option.

ARTICLE 6
TITLE AND TITLE INSURANCE

6.1 Title Insurance. Since the Royalty Right is a royalty right, no title insurance is available and will not be provided by Buyer.

ARTICLE 7
SELLER'S REPRESENTATIONS AND WARRANTIES

7.1 Seller's Covenants, Representations and Warranties. Seller does hereby make the following covenants, representations and warranties to Buyer:

(a) Authority. Seller has all requisite power to enter into this Agreement and perform the terms thereof. Upon the signature hereof by Seller, the execution, delivery and performance of this Agreement and all other agreements contemplated hereby will have been duly and validly authorized by all necessary action and the Agreement and all other agreements contemplated hereby will be valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms.

(b) No Conflict. The execution, delivery and performance by Seller of its obligations under this Agreement and all other agreements contemplated hereby will not contravene any statute, law, rule or regulation, or any judgment, order or decree of any governmental authority or court having jurisdiction over the Seller, and no consent, approval, authorization or order of or qualification with any person, entity or governmental authority is required for the performance by the Seller of its obligations under this Agreement or any other agreement contemplated hereby.

(c) Title; Transfer; Liens. At the Closing, Seller will transfer to Buyer the Royalty Right free and clear of all security interests, mortgages, pledges, liens, encumbrances, claims and equities subject only to the Mortgage, Exhibit B, to be executed by Buyer at the Closing.

(d) Condemnation. There is no existing or, to the knowledge of the Seller, proposed or threatened condemnation or similar proceeding, or private purchase in lieu of such a proceeding affecting the Royalty Right.

(e) No Defaults in Other Agreements. The sale of the Royalty Right will not contravene or cause a default under any contract or agreement. Seller is not in default under any contract relating to or affecting the Royalty Right, and no event exists which, with the passage of time or the giving of notice or both, will become a default thereunder. Seller is in compliance in all respects with the terms and provisions of the covenants, conditions, restrictions, rights-of-way or easements, if any, affecting the Royalty Right.

(f) Taxes and Assessments. No real or personal property taxes are levied or assessed against the Royalty Right.

(g) Non-Foreign Person. Seller is not a "foreign person" as such term is defined in Section 1445(f) of the Internal Revenue Code of 1986, as amended, and is not subject to withholding under the laws of the State of Idaho.

(h) Hazardous or Toxic Substances. Buyer is aware and Seller has advised Buyer that extensive mining activities have occurred on, under and around the land to which the royalty is to accrue from. As a result of those activities, hazardous and toxic substances exist on, around and under that land. Also, Buyer is aware that the land may become a "superfund site". Buyer has already investigated the land and represents to the Seller that Buyer is thoroughly familiar with the land and the environmental issues that attach to the land.

(i) No Litigation or Adverse Events. There are no pending or, to the knowledge of Buyer, threatened investigations, actions, suits, proceedings or claims against or affecting Buyer or the Royalty Right, at law or in equity or before or by any federal, state, municipal or other governmental department, commission, board, agency, or instrumentality, domestic or foreign.

ARTICLE 8
BUYER'S REPRESENTATIONS AND WARRANTIES

8.1 Buyer's Covenants, Representations and Warranties. Buyer does hereby make the following covenants, representations and warranties to Seller:

(a) Authority. Buyer has all requisite power to enter into this Agreement and perform the terms thereof. Upon the signature hereof by Buyer, the execution, delivery and performance of this Agreement and all other agreements contemplated hereby are duly and validly authorized by all necessary action and the Agreement and all other agreements contemplated hereby will be valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms.

(b) No Conflict. The execution, delivery and performance by Buyer of its obligations under this Agreement and all other agreements contemplated hereby will not contravene any statute, law, rule or regulation, or any judgment, order or decree of any governmental authority or court having jurisdiction over the Buyer and the Royalty Right, and no consent, approval, authorization or order of or qualification with any person, entity or governmental authority is required for the performance by the Buyer of its obligations under this Agreement or any other agreement contemplated hereby.

(c) No Litigation or Adverse Events. There are no pending or, to the knowledge of Buyer, threatened investigations, actions, suits, proceedings or claims against or affecting Buyer or the Royalty Right, at law or in equity or before or by any federal, state, municipal or other governmental department, commission, board, agency, or instrumentality, domestic or foreign.

(d) Buyer's Use of Land. The land out of which the royalty accrues is not owned by Seller, and Buyer, to gain entry to the land, must do so with the possession of the owner.

ARTICLE 9
THE CLOSING

9.1 The Closing and the Closing Date. The sale and purchase of the Royalty Right shall be consummated at the Closing which shall take place thirty (30) days after Buyer timely and properly gives notice of exercise of the Option as provided in Section 2.3, unless extended by mutual agreement of the parties (Closing Date). At the Closing, the Buyer and Seller shall execute and deliver to the Closing Agent a Closing Statement in a form acceptable to the parties which conforms to this Agreement.

9.2 Closing Costs. The escrow fees and other costs of the Closing Agent shall be shared equally by the parties. Recording costs shall be borne by the party requiring the specific document to be recorded. All other expenses incurred by Seller or Buyer with respect to this transaction, including, but not limited to, attorneys' fees of Buyer and Seller, shall be borne and paid exclusively by the party incurring the same, without reimbursement from the other party.

9.3 Closing Instructions. The Closing Agent is instructed as follows:

9.3.1 Closing Statement. Prepare closing statements for execution by Buyer and Seller.

9.3.2 Receive Payments. To collect all funds to be received from the parties at the Closing and disburse and pay the same to the parties and such other persons or entities as are entitled to such funds.

9.3.3 Collect, Record and Deliver Documents. To collect the various documents and information to be provided by Seller and Buyer and secure the required signatures and acknowledgments and to record such documents where necessary and in the proper sequence, and deliver the same to the respective parties as required to close this transaction.

9.3.4. Other Instructions. Follow all other closing instructions received from Buyer and Seller, or their respective representatives.

9.4 Items to be Delivered at Closing:

9.4.1 Seller. At Closing, Seller shall deliver or cause to be delivered to the Closing Agent, at Seller's expense (except as provided to the contrary), the following items:

(i) The original of the Warranty Deed, Exhibit C, duly executed and acknowledged by each party who is a Seller ;

(ii) A Satisfaction of the Mortgage; and

(iii) All other instruments, documents or items reasonably requested by the Closing Agent.

9.4.2 Buyer. At Closing, Buyer shall deliver or cause to be delivered to Seller or the Closing Agent, at Buyer's expense (except as provided to the contrary), the following items:

(i) the payment required on Closing pursuant to Section 3.1(a) ;

(ii) The original of the Promissory Note, Exhibit A;

(iii) The original of the Mortgage, Exhibit B; and

(iv) all other instruments, documents or items reasonably requested by the Closing Agent. If prior to the Closing, Buyer assigns its rights hereunder, all items delivered at the Closing shall reflect such an assignment.

As part of the Closing, the Closing Agent shall record the Warranty Deed and immediately following shall record the Mortgage. Following that recording, the original of the Warranty Deed shall be delivered to the Buyer. The original of the recorded Mortgage and the original of the Satisfaction of the Mortgage shall be delivered to the escrow agent referred to in Article 10.

ARTICLE 10
LONG TERM ESCROW

10.1 Long Term Escrow. The parties, upon the Closing of this Agreement shall place in escrow with AmeriTitle, P.O. Box 798, Cascade, Idaho (Escrow Agent), the following instruments subject to the terms of the Long Term Escrow Agreement:

(a) The original of the Promissory Note executed by the Buyer;

(b) The original of the recorded Mortgage;

(c) The original of the Satisfaction of Mortgage; and

(d) The original of this Agreement.

Seller authorizes the Escrow Agent to receive the payments provided for under the Promissory Note and to credit those payments upon this Agreement and the Note. Upon full payment thereof, the Escrow Agent shall deliver all papers deposited in the escrow or as may hereafter become deposited with the Escrow Agent to the Buyer. Should a default of this Agreement, the Promissory Note or the Mortgage occur and not be remedied within the time herein

provided, Buyer authorizes and instructs the Escrow Agent to return to Seller all documents held in escrow.

The parties shall equally share the expense of creating the escrow and any annual fees for receiving payments from the Buyer. The Seller shall be solely responsible for any fee charged by the Escrow Agent for disbursing the sums received to the Seller.

ARTICLE 11
DEFAULT

11.1 Default. Time and the prompt performance of each and every obligation of the Buyer is agreed to be the essence of this Agreement, the Promissory Note and the Mortgage. Following the Closing should the Buyer fail or neglect to make any payments of principal or interest when due and before they become delinquent, or should fail and neglect to perform any of the agreements contained in the Mortgage or the Promissory Note which is to be performed by the Buyer, then this Agreement, the Mortgage and the Promissory Note shall each be in default. When a default occurs, the Seller or Seller's authorized agent may cause to be prepared a written notice in duplicate addressed to the Buyer, calling attention to the matters then in default or on account of which a breach is claimed. The notice shall be sent by certified mail and recognized courier to Buyer in accordance with the provisions of Section 13.6. Buyer shall have thirty (30) days after the mailing and delivery of the notice to a recognized courier within which to make good any matters in default or on account of which a breach is claimed or to disapprove the items in default.

Buyer agrees that in the event it becomes necessary for the Seller to send a notice of default, Buyer will pay, in addition to the charges made by the Escrow Agent for handling and mailing the notice, the sum of $250.00 as attorneys' fees for the preparation of each notice of default before it is deemed cured.

ARTICLE 12
REMEDIES

12.1 General. In the event the Buyer timely exercises the option to purchase the Royalty Right and the escrow will fail to close for any default or other reason attributable to Seller or Buyer, the non-defaulting party will be entitled to any available legal remedy, including damages and/or specific performance of this Agreement.

ARTICLE 13
GENERAL

13.1 Survival of Terms. The terms and provisions hereof, and all documents being executed hereunder, including, without limitation, the representations and warranties, shall survive the Closing and the transfer of title to Buyer and shall remain in full force and effect thereafter.

13.2 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and assigns.

13.3 Entire Agreement. This Agreement and the other documents to be executed by Buyer and Seller hereunder, embody the entire agreement between the parties relative to the subject matter hereof, and there are no oral or written agreements existing between Seller and Buyer relative to the subject matter hereof which are not expressly set forth herein or in the

documents to be executed hereunder and covered hereby, and in the case of any conflicts between any such documents, this Agreement shall control.

13.4 Headings. The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation hereof.

13.5 Gender. Whenever the context hereof shall so require, the singular shall include the plural, the male gender shall include the female gender and the neuter, and vice versa.

13.6 Notices. Any notice required or permitted to be delivered hereunder shall be deemed received when personally delivered or when deposited in the United States mail, postage prepaid, registered or certified with return receipt requested, or sent by fax transmission, or by recognized courier deliver (i.e., Federal Express, Airborne, Burlington, etc.), addressed to Seller or Buyer, as the case may be, at the address set forth below, or at such other addresses as either party may subsequently designate by written notice given in the manner provided in this Section.

Seller:	c/o Janelle S. Oberbillig 3890 South Suntree Way Boise, Idaho 83706
	And
	Ronald H. Oberbillig 5207 17th Street North Arlington, VA 22205
	And
	Leslie Oberbillig Schwab 1955 Dallas Highway NW Apt. 929 Salem, OR 97304-4498
with copy to:	Westberg, McCabe & Collins, Ctd. 516 W. Franklin Street Boise, Idaho 83702 Attn: William D. Collins, Esq.
Buyer:	Gold Crest, Inc. Attn: Thomas H. Parker
	10807 E. Montgomery Avenue, Suite 1 Spokane, WA 99206
Closing Agent:	AmeriTitle, Inc. P. O. Box 798 Cascade, ID 83611

Notices delivered personally will be effective upon delivery to an authorized representative of the party at the designated address; notices sent by mail or courier in accordance with the above

will be effective upon mailing; and notices sent by telegram or facsimile will be effective upon confirmed transmission.

13.7 Right to Possession. As of the Closing, Buyer shall have full and unrestricted right to receive the proceeds from the Royalty Right.

13.8 Risk of Loss. Risk of loss with respect to the Royalty Right shall shift to Buyer as of Closing.

13.9 Counterparts. This Agreement may be executed in any number of counterparts, and once so executed by all parties hereto, each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one (1) agreement.

13.10 Additional Acts. Except as otherwise provided herein, in addition to the acts and deeds recited herein and contemplated to be performed, executed and/or delivered by Seller to Buyer, Seller and Buyer hereby agree to perform, execute and/or deliver or cause to be performed, executed and/or delivered at the Closing and thereafter, any and all such further acts, deeds and assurances as Buyer or Seller, as the case may be, may be reasonably required to (i) evidence and vest in the Buyer the ownership of and title to the Royalty Right, and (ii) consummate the transaction contemplated hereunder.

13.11 Governing Law. This Agreement shall be governed by the laws, including conflicts of laws, of the State of Idaho.

13.12 Time of Essence. All times provided for in this Agreement, or in any other document executed hereunder, for the performance of any act will be strictly construed, time being of the essence.

13.13 Attorneys' Fees. In the event of any controversy, claim or action being filed or instituted between the parties to this Agreement to enforce the terms and conditions of this Agreement or any of the other Purchase Documents, or arising from the breach of any provision hereof, the prevailing party will be entitled to receive from the other party all costs, damages, and expenses, including reasonable attorneys' fees, incurred by the prevailing party, whether or not such controversy or claim is litigated or prosecuted to judgment. The prevailing party will be that party who is determined by the court or arbitrator as having prevailed pursuant to Idaho law.

13.14 Severability. In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal, unconscionable or unenforceable in any respect, such invalidity, illegality, unconscionability or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal, unconscionable or unenforceable provision had never been contained herein and all other terms and provisions hereof will nevertheless remain effective and be in force to the fullest extent permitted by law.

13.15 Construction. Both Buyer and Seller have been represented by counsel in the course of the negotiations for and the preparation of this Agreement; accordingly, in all cases, the language of this Agreement will be construed simply, according to its fair meaning, and not strictly for or against either party.

13.16 Assignment. Buyer may assign its rights hereunder without the prior written approval of Seller. Provided, however, any such assignment shall not relieve the Buyer of Buyer's obligations under this Agreement.

13.17 Modification. The parties hereto may at any time hereafter modify or amend this Agreement by a subsequent written agreement executed by all parties. This Agreement may not, however, be changed orally, nor shall it be deemed modified in any way by any act of any of the parties hereto.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first above written.

SELLER:

/s/ Lesley Oberbillig Schwab
Lesley Oberbillig Schwab

/s/ Carol A. Oberbillig
Carol A. Oberbillig

/s/ Janelle S. Oberbillig
Janelle S. Oberbillig

____
Tracy Joy Burleigh

____
Alyson Dawn Schisel

/s/ Ronald M. Oberbillig
Ronald M. Oberbillig

/s/ Karen Laurine Rowe
Karen Laurine Rowe

/s/ Kelly L. Oberbillig
Kelly L. Oberbillig

/s/ Barbara A. Hawley
Barbara A. Hawley

/s/ Nell H. Hawley
Nell H. Hawley

/S/ Victoria Hawley

Victoria Hawley, Co-Trustee of the Article 5 Bypass Trust u/w Jess B. Hawley, Jr.

/S/ Jess B. Hawley III

Jess B. Hawley III, Co-Trustee of the Article 5 Bypass Trust u/w Jess B. Hawley, Jr.

HAWLEY TROXELL ENNIS & HAWLEY, LLP

By Patrick V Collins

Title Managing Partner

GBSS HOLDING CO., LLC

By /S/ Frederick V. Shoemaker

Fredrick V. Shoemaker

Title____________________

ZY, LLC

By /S/ Harold B. Clemons

Harold B. Clemons

Title: Member

By /S/ Joan L. Anderson

Joan L. Anderson

Title: Member

BUYER:

GOLD CREST MINES, INC.
a Nevada corporation

By /S/ Thomas H. Parker

Thomas H. Parker

Title: Chief Executive Officer and President